Exhibit 99.1

For More Information:

Michael P. Gray

Chief Financial Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis, Inc. Announces Appointment of Stephen K. Carter, M.D.

to its Board of Directors

CAMBRIDGE, MA, December 19, 2007 – Curis, Inc. (NASDAQ: CRIS), a drug development company focused on seeking to develop proprietary targeted medicines primarily for cancer treatment, today announced the appointment of Stephen K. Carter, M.D. to its Board of Directors. Dr. Carter brings extensive scientific, medical and clinical development expertise in oncology to Curis, having held executive-level clinical development positions with Bristol Myers-Squibb Pharmaceuticals and Boehringer Ingelheim Pharmaceuticals.

“We are delighted to have Dr. Carter join our board,” said Curis President and CEO Daniel R. Passeri, MSc., J.D. “We expect that Dr. Carter’s addition will bolster our board’s capacity to guide Curis in its efforts to become a leading small molecule cancer drug development company. We have made important progress this year in our cancer programs, including advancing both our preclinical targeted cancer drug development programs and our systemically administered small molecule Hedgehog antagonist, which Genentech recently determined to advance into Phase II clinical testing in one or more solid tumor indications in 2008. We look forward to Dr. Carter’s contributions as we move forward with these programs.”

From 1982 to 1995, Dr. Carter held a variety of senior executive research and development positions with Bristol-Myers Squibb Pharmaceuticals, an international leader in the development of innovative anticancer therapies, including serving for five years as senior vice president of Worldwide Clinical Research and Development for its Pharmaceutical Research Institute. During his 13 year tenure at Bristol-Myers Squibb, Dr. Carter played a leading role in gaining regulatory approval of a number of widely used cancer drugs. Following his tenure at Bristol-Myers Squibb Pharmaceuticals, from 1995 to 1996, Dr. Carter served as senior vice president of Research and Development for Boehringer Ingelheim Pharmaceuticals and, from 1998 to 2000 as senior vice president, Clinical and Regulatory Affairs of SUGEN, Inc. (subsequently acquired by Pharmacia & Upjohn, Inc.).

Prior to his pharmaceutical industry career, Dr. Carter established and directed the Northern California Cancer Program and also served in a number of positions during a nine-year tenure with the National Cancer Institute at the National Institutes of Health. He has also been a member of the faculties of the medical schools of Stanford University, the University of California at San Francisco, and New York University.

“I am enthusiastic about my appointment to Curis’ board,” said Dr. Carter. “In addition to its Hedgehog antagonist programs under collaboration with Genentech, Curis has generated an impressive portfolio of preclinical small molecule targeted cancer programs. I look forward to working with the other members of Curis’ board to oversee the advancement of Curis’ programs.”

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies in seeking to create new medicines, primarily for cancer. In expanding its drug development efforts in the field of cancer through its Targeted Cancer Drug Development Platform, the Company is building upon its experiences in targeting signaling pathways in the areas of cancer, neurological disease and cardiovascular disease. For more information, visit www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected contributions of Dr. Carter to our board. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “will”, “may” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause our actual results to be materially different from those indicated by such forward-looking statements including, among other things:

•

adverse results, delays and/or failures in our and our strategic collaborators’ product development programs, including without limitation adverse events, difficulties with patient enrollment and other unplanned delays in our systemically administered small molecule Hedgehog pathway antagonist compound currently under Phase I clinical development with Genentech and unplanned delays and/or failures in our efforts to advance CUDC-101 and our other programs under the Targeted Cancer Drug Development Platform;

•	difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by us and by our collaborators;

•

our and our collaborators’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on our technologies;

•	changes in, or our inability to execute, our business plan;

•	the risk that we do not obtain the additional funding required to conduct research and development of our product candidates;

•

unplanned cash requirements and expenditures which, among other things, could shorten the estimated period in which we will have cash to fund our operations and which could also adversely affect our estimated expenses for the remainder of 2007 and beyond;

•

risks relating to our ability to enter into and maintain important strategic collaborations, and the risk that our current and future collaborators will not perform adequately, including such risks with respect to our current collaboration agreements with Genentech and Wyeth;

•	competitive pressures; and

•	other risk factors identified in our Quarterly Report on Form 10-Q for the Quarter ended September 30, 2007 and other filings that we periodically make with the Securities and Exchange Commission.

In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing its views as of any subsequent date. We disclaim any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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